Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Holdings plc

We consent to the use of our report dated 6 March 2006, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as at 31 December 2005 and 2004, and the related consolidated income statements, cash flow statements, and statements of recognised income and expense for the years ended 31 December 2005 and 2004, included in the Annual Report on Form 20-F incorporated by reference herein. We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

KPMG Audit Plc	12 June 2006

London, England